TIDAL TRUST III 485APOS

EXHIBIT 99(a)(i)

State of Delaware Secretary of State Division of Corporations Delivered 03:29 PM 05/19/2016 FILED 03:29 PM 05/19/2016 SR 20163441657 - File Number 6046540

STATE of DELAWARE
CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

● First: The name of the trust is	Impact Shares Funds I Trust

● Second: The name and address of the Registered Agent in the State of Delaware
is	The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

● Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

● Fourth: (Insert any other information the trustees determine to include therein.)
The Trust is being formed with the intent to launch a series of registered funds, specifically exchange traded funds.

By:
Trustee(s)

Name:	Ethan Kendall Powell
Typed or Printed